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                                                                   Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated:

 . December 14, 2001 with respect to the combined balance sheets of Sunoco
   Logistics (Predecessor) as of December 31, 2000 and 1999 and the related combined statements of income and net parent investment and of cash flows for each of the three years in the period ended December 31, 2000;

 . October 19, 2001 with respect to the balance sheet of Sunoco Logistics
   Partners L.P. as of October 18, 2001; and

 . October 19, 2001 with respect to the balance sheet of Sunoco Partners LLC as of October 18, 2001 in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-71968) and related Prospectus of Sunoco Logistics Partners L.P.

                                          /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 14, 2001